Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-K of our report dated April 18, 2024 with respect to the audited consolidated balance sheet of Fast Casual Concepts, Inc. and Subsidiary (the Entity) as of December 31, 2023 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. Our report contains an explanatory paragraph regarding the Entity’s ability to continue as a going concern.

Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

April 28, 2025